Exhibit 99.2

NOTICE OF MEETING

THIS NOTICE IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT ABOUT THE ACTION YOU SHOULD TAKE, YOU SHOULD CONSULT IMMEDIATELY YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER PROFESSIONAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000.

NOTICE OF MEETING

to each of the holders of the

O1 Properties Finance Plc
(the “Issuer”)

outstanding

U.S.$350,000,000 8.25 per cent. Notes due 2021 (the “Notes”)

(Regulation S Global Note ISIN: XS1495585355; Regulation S Global Note Common Code: 149558535; Rule 144A Global Note ISIN: US67110MAA53; Rule 144A Global Note Common Code: 149617256; Rule 144A Global Note CUSIP: 67110M AA5)

issued by the Issuer and unconditionally and irrevocably guaranteed by O1 Properties Limited (the “Parent Guarantor”)

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Schedule 3 to the trust deed dated 27 September 2016 (as supplemented by a supplemental trust deed dated 18 March 2019) (the “Trust Deed”) between the Issuer, the Parent Guarantor and BNY Mellon Corporate Trustee Services Limited as trustee (the “Trustee”) for the holders of the Notes (the “Noteholders”), such Trust Deed constituting the Notes, a meeting (the “Meeting”) of the Noteholders convened by the Issuer, a public company with limited liability incorporated under the laws of Cyprus whose registered office is at 18 Spyrou Kyprianou, 2nd Floor, 1075, Nicosia, Cyprus (with the agreement of the Parent Guarantor) will be held via teleconference (using a video enabled platform) at 4:00 p.m. (London time) on 6 January 2021 for the purpose of considering and, if thought fit, passing the following resolutions which will be proposed as an Extraordinary Resolution in accordance with the provisions of the Trust Deed. Unless the context otherwise requires, capitalised terms used in this notice shall bear the meanings given to them in the Trust Deed and the consent solicitation memorandum dated the date of this notice of Meeting (the “Notice of Meeting”) and issued by the Issuer (the “Consent Solicitation Memorandum”).

In light of the ongoing developments in relation to COVID-19, the Issuer believes it to be inadvisable to hold the Meeting at a physical location. Therefore, in accordance with the provisions of the Trust Deed further regulations regarding the holding of the Meeting will be prescribed providing that the Meeting (and any adjourned Meeting) will be held via teleconference (using a video enabled platform). Accordingly, the Meeting (and any adjourned Meeting) will not be convened at a physical location. In such circumstances, those Noteholders who have indicated that they wish to attend the Meeting will be provided with further details about attending the Meeting (and any adjourned Meeting) via teleconference (using a video enabled platform).

Each person eligible and wishing to attend the Meeting (the “participant”) shall give notice in writing to the Information and Tabulation Agent (using the details specified at the back of this Notice of Meeting) no later than 48 hours before the time fixed for the Meeting. Such notice shall specify the full name of the participant, the capacity in which they are attending and (if voting) the principal amount of Notes they hold or represent and their email contact details. The notice shall be accompanied by an electronic copy of a valid identification document (passport or driving license) and, if voting and to the extent applicable, sufficient evidence of blocking the Notes he or she holds or represents. The Information and Tabulation Agent no later than 24 hours before the time fixed for the Meeting shall notify the Chairman of participants (including their email contact details) who have given notices pursuant to this paragraph. The Chairman will, no later than 8 hours before the time fixed for the Meeting, send each participant who has notified the Information and Tabulation Agent in accordance with paragraph instructions on accessing the teleconference using the email contact details provided.

EXTRAORDINARY RESOLUTION

THAT THIS MEETING (the “Meeting”) of the holders (the “Noteholders”) of the U.S.$350,000,000 8.25 per cent. Notes due 2021 (of which U.S.$350,000,000 is outstanding) issued on 27 September 2016 (the “Notes”) by O1 Properties Finance Plc (the “Issuer”) and unconditionally and irrevocably guaranteed by O1 Properties Limited (the “Parent Guarantor”), such Notes being constituted by the trust deed dated 27 September 2016 (as supplemented by a supplemental trust deed dated 18 March 2019) among the Issuer, the Parent Guarantor and BNY Mellon Corporate Trustee Services Limited (the “Trustee”) (the “Trust Deed”), by Extraordinary Resolution HEREBY:

(1)	RESOLVES to authorise, direct, request and empower the Trustee to waive:

(i)	the breach of the provisions of Condition 5 arising as a result of the failure by the Issuer to pay interest on the Notes which fell due on 27 March 2020 and 27 September 2020 (“2020 Interest”);

(ii)	the breach of the provisions of Condition 4.17 arising as a result of the delay or failure by the Issuer to duly perform monthly deposit obligations as they fell due, the failure by the Issuer to deliver copies of the bank statement evidencing the balance of the Service Account to the Trustee, in each case where such breaches took place since October 2019;

(iii)	the breach of the provisions of Condition 4.12.1 arising as a result of the delay by the Parent Guarantor in providing to the Trustee and publishing on its website of the audited consolidated financial statements of the Group as at and for the year ended 31 December 2019 and the unaudited condensed consolidated financial statements of the Group as at and for the six months ended 30 June 2020; and

(iv)	any breach or alleged breach of Condition 4.3 resulting from the creation of security in the context of financing arrangements with the aggregate principal amount of approximately RUB 8 billion by the Parent Guarantor and/or its Subsidiaries, including by LOMNIA SERVICES LIMITED, GOLDSTYLE HOLDINGS LIMITED, BUSINESS CENTER STANISLAVSKY (CYPRUS) LIMITED, MERVITA HOLDINGS LIMITED, PIANCONERO INVESTMENTS LIMITED, TZORTIS LIMITED, OOO KVARTAL 674-675, Levium Limited and RATADO HOLDING LIMITED, in the form of mortgage of non-residential buildings, mortgage of lease rights with respect to land plots, pledge of bank accounts and other forms of security, in each case where such breaches or alleged breaches took place prior to the date of the entry into a supplemental trust deed referred to paragraph (4) below.

(2)	RESOLVES to authorise, direct, request and empower the Trustee to determine that any Default or Event of Default arising from any event or action set out in paragraph (1) above, including that resulting from the failure or delay by the Issuer or the Parent Guarantor to notify the Trustee and/or the Escrow Agent of the occurrence of a Default or Event of Default in accordance with Condition 9.4 and/or Clause 7.2 of the Trust Deed, shall not be treated as such and that the 2020 Interest shall be cancelled without payment.

(3)	RESOLVES to assent to the following:

(a)	the implementation of modifications to the Trust Deed and the Agency Agreement to:

(i)	extend the maturity date of the Notes to 27 September 2028;

(ii)	change the interest rate to 0.5 per cent. per annum;

(iii)	modify the calculation of the amounts payable under the Notes (including, without limitation, principal and interest) whereby all payments will continue to be made in U.S.$, however, the actual amount payable will be determined by the Issuer (acting in good faith) on the basis of the following formula:

AP = AD * (58.0 / FxR), where:

“AP” means the amount payable by the Issuer in U.S.$ rounded upwards to the nearest cent.;

“AD” means the amount due to be paid by the Issuer in U.S.$ on the relevant payment date in accordance with the Conditions; and

“FxR” means the exchange rate of U.S.$1 to Rouble in effect on the fourth Business Day prior to the date on which the relevant payment in respect of the Notes becomes due, as set by the Central Bank of Russia and published on its website (https://www.cbr.ru/) or otherwise made available through the official exchange rate disclosure facilities used by the Central Bank of Russia from time to time;

(iv)	remove Conditions 4.17 (Maintenance of a Debt Service Account) and 6.5 (Redemption at the Option of the Noteholders upon a Change of Control), including the definition of “Permitted Holders”;

(v)	relax certain covenants, including Condition 4.1 (Restricted Payments), Condition 4.2 (Incurrence of Indebtedness and Issuance of Preferred Stock), Condition 4.3 (Liens) and Condition 4.7 (Limitation on Asset Sales); and

(vi)	introduce consequential changes to the Agency Agreement,

as more particularly described in Schedule 3 to the consent solicitation memorandum dated 10 December 2020 issued by the Issuer (the “Consent Solicitation Memorandum”) and set out in the forms of the Supplemental Trust Deed and Supplemental Agency Agreement scheduled as Schedule 4 and Schedule 5 to the Consent Solicitation Memorandum;

(b)	the entry into and execution of an escrow termination agreement by and between the Issuer, the Trustee and The Bank of New York Mellon, London Branch (as escrow agent) to terminate a debt service account to service interest payments under the Notes, as more particularly described and set out in the form of escrow termination agreement scheduled to the Consent Solicitation Memorandum as Schedule 6 (the “Escrow Termination Agreement”);

(4)	RESOLVES to authorise, direct, request and empower the Trustee to concur in and enter into (i) the Supplemental Trust Deed and the Supplemental Agency Agreement which shall incorporate the changes to the Trust Deed and the Agency Agreement referred to in paragraph (3)(a) above (in the forms set out in Schedule 4 and Schedule 5 to the Consent Solicitation Memorandum and produced to the Meeting with such modifications (if any) thereto as the Trustee shall request or approve) in order to effect the waivers and modifications set out in paragraphs (1) – (3)(a) above, and (ii) the Escrow Termination Agreement (with such modifications (if any) thereto as the Trustee shall request or approve) in order to give effect to the modification set out in paragraph (3)(b) above and to concur in and to execute and do, all such other deeds, amendment agreements, instruments, acts and things and to take steps as may be necessary or desirable in the Trustee’s sole discretion to carry out and give effect to the proposals and this Extraordinary Resolution;

(5)	RESOLVES to sanction and assent to every abrogation, amendment, modification, compromise or arrangement in respect of the rights of the Noteholders against the Issuer, the Parent Guarantor or against any of its property whether such rights shall arise under the Trust Deed or otherwise in or resulting from the waivers, modifications and agreements referred to in paragraphs (1) – (3) above and this Extraordinary Resolution and its implementation;

(6)	RESOLVES to discharge, indemnify and exonerate the Trustee from any and all liability for which it may have become or may become liable under the Trust Deed or the Notes in respect of any act or omission in connection with this Extraordinary Resolution or its implementation, such waivers and modifications and/or their implementation;

(7)	RESOLVES to irrevocably waive any claim that it may have against the Trustee arising as a result of any loss or damage which they may suffer or incur as a result of the Trustee acting upon this Extraordinary Resolution (including but not limited to circumstances where it is subsequently found that this Extraordinary Resolution is not valid or binding on the Noteholders) and to further confirm that it will not seek to hold the Trustee liable for any such loss or damage;

(8)	DECLARES that the Trustee be and is hereby authorised and instructed not to obtain any legal opinions in relation to, or to enquire into, the power and capacity of any person to enter into the Supplemental Trust Deed, the Supplemental Agency Agreement or the Escrow Termination Agreement, or the due execution and delivery thereof by any party thereto or the validity or enforceability thereof and that it shall not be liable to any Noteholder for any consequences resulting from following this instruction;

(9)	DECLARES that the effectiveness and implementation of this Extraordinary Resolution is conditional upon the Holders of at least the majority in principal amount of the Notes having voted in favour of this Extraordinary Resolution in accordance with the Trust Deed; and

(10)	DECLARES that unless the context otherwise requires, capitalised terms used in this Extraordinary Resolution shall bear the meanings given to them in the Trust Deed and the Consent Solicitation Memorandum.

Documents Available for Collection

Noteholders may, at any time during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays excepted) until 15 minutes prior to the Meeting, obtain (free of charge) copies of the documents set out below in electronic form upon request to the Information and Tabulation Agent’s e-mail address indicated at the back of the Consent Solicitation Memorandum.

Documents available:

●	the trust deed constituting the Notes dated 27 September 2016 among the Issuer, the Parent Guarantor and the Trustee;

●	the supplemental trust deed dated 18 March 2019 among the Issuer, the Parent Guarantor and the Trustee;

●	the agency agreement dated 27 September 2016 among the Issuer, the Parent Guarantor, the Trustee and the paying agents named therein;

●	a draft (subject to modification) of the Supplemental Trust Deed relating to the Notes and referred to in the Extraordinary Resolution set out above;

●	a draft (subject to modification) of the Supplemental Agency Agreement relating to the Notes and referred to in the Extraordinary Resolution set out above;

●	a draft (subject to modification) of the Escrow Termination Agreement referred to in the Extraordinary Resolution set out above; and

●	the Consent Solicitation Memorandum.

General

The attention of Noteholders is particularly drawn to the quorum required for the Meeting and for an adjourned Meeting which is set out in “Voting and Quorum” below. Having regard to such requirements, Noteholders are strongly urged either to attend the Meeting or to take steps to be represented at the Meeting, as referred to below, as soon as possible.

The Issuer will bear certain legal, accounting and other professional fees and expenses associated with the Extraordinary Resolution.

In accordance with normal practice, the Trustee does not express any views or opinions on the merits of the Extraordinary Resolution. The Trustee has authorised it to be stated that it has no objections to the Extraordinary Resolution being submitted to Noteholders for their consideration. The Trustee has not been involved in negotiating or formulating the terms of the Extraordinary Resolution. The Trustee does not make any representation that all relevant information has been disclosed to the Noteholders in, or pursuant to, this Notice of Meeting, nor does the Trustee accept any responsibility for the accuracy, completeness, validity or correctness of the statements made in this Notice of Meeting or any other document prepared in connection with this Notice of Meeting or any omissions therefrom. The Noteholders should seek their own independent financial, legal and tax advice on the merits and on the consequences of voting in respect of the Extraordinary Resolution.

Consent Fee

As described in the Consent Solicitation Memorandum, if Consent Instructions (as defined in the Consent Solicitation Memorandum) or Forms of Sub-Proxy (as defined in the Consent Solicitation Memorandum) in favour of this Extraordinary Resolution are received on or prior to the Early Consent Deadline (as defined in the Consent Solicitation Memorandum), and are not withdrawn or revoked, subject to the Extraordinary Resolution being duly passed and it becoming effective in accordance with its terms, the Issuer will pay to each such Noteholder who has delivered (and not withdrawn or revoked as aforesaid) such Consent Instruction or Form of Sub-Proxy the Early Consent Fee as separately described, and in the amount set out, in the Consent Solicitation Memorandum.

With respect to Notes held through Euroclear or Clearstream: a Beneficial Owner (as defined below) who is not a Direct Participant in Euroclear (as defined below) or Clearstream (as defined below), should arrange for the relevant Direct Participant (as defined below) through which it holds its Notes to deliver a Consent Instruction on its behalf to, and through, and in accordance with and within the time limits specified by, Euroclear or Clearstream (as applicable) for receipt by the Information and Tabulation Agent on or prior to the Early Consent Deadline and in any event no later than the Expiration Time.

With respect to Notes held through DTC: a Noteholder who is not a Direct Participant in DTC (as defined below) who wishes to vote in favour of the Extraordinary Resolution should arrange for the relevant Direct Participant in DTC through which it holds its Notes to submit a duly completed Form of Sub-Proxy to the Information and Tabulation Agent on or prior to the Early Consent Deadline and in any event no later than the Expiration Time.

The Early Consent Fee will only be payable if the Proposals set out in this Consent Solicitation Memorandum and the Extraordinary Resolution are passed and the Extraordinary Resolution becomes effective in accordance with its terms.

Noteholders who deliver voting instructions other than by way of a Consent Instruction or Form of Sub-Proxy will not be eligible to receive any Consent Fee. The Early Consent Fee may be amended as set out in the Consent Solicitation Memorandum. The Early Consent Fee does not form part of the terms of the Extraordinary Resolution or this Notice of Meeting.

Noteholders who wish to receive the Consent Solicitation Memorandum should contact the Information and Tabulation Agent to determine if they are eligible to receive any Consent Fee or submit a Consent Instruction or Form of Sub-Proxy.

Voting

The relevant provisions governing the convening and holding of the Meeting are set out in Schedule 3 to the Trust Deed, copies of which are available for inspection as referred to above.

The Notes are currently represented by (i) a Regulation S global note (the “Regulation S Global Note”) held by and registered in the name of The Bank of New York Depository (Nominees) Limited (the “Regulation S Registered Holder”) as the nominee of The Bank of New York Mellon, London Branch as common depository for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) and (ii) a Rule 144A global note (the “Rule 144A Global Note” and together with the Regulation S Global Note, the “Global Notes”) registered in the name of Cede & Co. as a nominee of The Depository Trust Company (“DTC” and together with Euroclear and Clearstream, the “Clearing Systems”, and each a “Clearing System”). Each person who is the owner of a particular principal amount of the Notes, as shown in the records of Euroclear, Clearstream or DTC (a “Beneficial Owner”) or their respective accountholders (“Direct Participants”), should note that such person will not be a Noteholder for the purposes of this Notice of Meeting and will only be entitled to attend and vote at the Meeting or to appoint a proxy or sub-proxy to do so in accordance with the procedures set out below. On this basis, the only Noteholders for the purposes of this Notice of Meeting will be the registered holders of the Global Notes, being the Regulation S Registered Holder, as a common depositary or nominee for Euroclear and Clearstream (in respect of the Regulation S Global Note), and Cede & Co., as a nominee of DTC (in respect of the Rule 144A Global Note). Accordingly, Beneficial Owners should convey their voting instructions, directly or through the Direct Participant through whom they hold their interest in the Notes, to Euroclear or Clearstream or DTC, as the case may be, in accordance with their respective procedures or arrange by the same means to be appointed a proxy or sub-proxy.

A Noteholder, Beneficial Owner or Direct Participant (directly or on behalf of Noteholders or Beneficial Owners) who has submitted a Consent Instruction or Form of Sub-Proxy in accordance with the procedures set out in the Consent Solicitation Memorandum dated 10 December 2020 need take no further action in relation to voting at the Meeting in respect of the Extraordinary Resolution. By submitting or delivering a duly completed Consent Instruction or Form of Sub-Proxy, the relevant Noteholder irrevocably instructs the Regulation S Registered Holder or the Direct Participant of DTC, as the case may be, to appoint the Information and Tabulation Agent or its nominee (nominated by it) as proxy to vote in relation to the Extraordinary Resolution and, in the case of a Form of Sub-Proxy, vote in favour of the Extraordinary Resolution and in respect of the Notes which are the subject of such instruction.

(1)	Euroclear/Clearstream Procedures

The following paragraphs apply only to Noteholders or Beneficial Owners who have not submitted or delivered or arranged for the submission or delivery of Consent Instructions in accordance with the terms of the Solicitation Memorandum.

(a)	A Noteholder may by an instrument in writing (a “form of proxy”) in the form available from the specified office of the Principal Paying Agent specified below in English signed by the Noteholder or, in the case of a corporation, executed under its common seal or signed on its behalf by its duly appointed attorney or a duly authorised officer of the corporation and delivered to the specified office of the Registrar not less than 48 hours before the time fixed for the Meeting or any adjourned Meeting appoint any person (a “proxy”) to act on his or its behalf in connection with the Meeting (or any adjourned Meeting).

(b)	A proxy so appointed pursuant to the preceding above shall so long as such appointment remains in force be deemed, for all purposes in connection with the Meeting to be the Noteholder to which such appointment related and the Noteholder shall be deemed for such purposes not to be the Noteholder.

(c)	Beneficial Owners and Direct Participants who hold their interest in Notes through a Clearing System and who wish to attend and vote at the Meeting (or any adjourned Meeting) should contact the relevant Clearing System to make arrangements to be appointed as a proxy (by the Noteholder) in respect of the Notes in which they have an interest for the purposes of attending and voting at the Meeting (as set out above) (or any adjourned such meeting). The proxy to be so appointed may be selected by the Direct Participant or the Beneficial Owner (and could be the Beneficial Owner if an individual). Beneficial Owners or Direct Participants who hold their interest in Notes through a Clearing System and who do not wish to attend and vote at the Meeting (or any adjourned Meeting) should contact the relevant Clearing System to make arrangements for the Noteholder to appoint the Information and Tabulation Agent or any two of its employees (as it shall determine) as proxy to cast the votes either for or against the Extraordinary Resolution relating to the Notes in which he has an interest at the Meeting.

(d)	Beneficial Owners must have made arrangements for the appointment of proxies with the relevant Clearing System by not later than 48 hours before the time fixed for the Meeting and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the Notes in the relevant Direct Participant’s account and to hold the same to the order of or under the control of the Registrar or the Principal Paying Agent (save that during the period of 48 hours before the time fixed for the Meeting such instructions may not be amended or revoked).

(e)	A Direct Participant whose Notes have been so blocked will thus be able to procure that a voting instruction is given in accordance with the procedures of Euroclear or Clearstream, Luxembourg to the Regulation S Registered Holder.

(f)	Any Note(s) so held and blocked for either of these purposes will be released to the Direct Participant by the relevant Clearing System on the conclusion of the Meeting (or, if later, any adjourned such Meeting); provided, however that if the Noteholder has caused a proxy to be appointed in respect of such Note(s) prior to such time, such Note(s) will not be released to the relevant Direct Participant unless and until the Noteholder has notified the Issuer (and the Principal Paying Agent) of the necessary revocation of or amendment to such proxy by Expiration Time.

(2)	DTC Procedures

(a)	For the purposes of Notes held through DTC, each DTC Direct Participant holding a principal amount of the Notes, as reflected in the records of DTC, as at the Record Date will be considered to be a Noteholder upon DTC granting an Omnibus Proxy (as defined below) authorising such DTC Direct Participants to vote at the relevant Meeting (by delivery of a duly completed Form of Sub-Proxy to the Information and Tabulation Agent).

(b)	The Record Date has been fixed as the date for the determination of the Noteholders entitled to vote at the relevant Meeting and shall be 28 December 2020 (the “Record Date”). In accordance with its usual procedures, DTC is expected to deliver an omnibus proxy appointing the DTC Direct Participants as its proxies on the Record Date in respect of the principal amount of the Notes shown on its records as being held by them as of the Record Date (the “Omnibus Proxy”).

(c)	A DTC Direct Participant, duly authorised by an Omnibus Proxy from DTC, may, by submitting a duly completed Form of Sub-Proxy to the Information and Tabulation Agent, in the manner specified herein, before the Expiration Time (and, in order to be eligible to receive the Early Consent Fee, on or prior to the Early Consent Deadline), appoint the Information and Tabulation Agent (or one or more of its employees nominated by it) as its sub-proxy to act on his or its behalf in connection with the relevant Meeting and any relevant Adjourned Meeting.

(d)	The Information and Tabulation Agent (or one or more of its employees nominated by it) so appointed as a sub-proxy pursuant to the Form of Sub-Proxy shall so long as such appointment remains in force, be deemed, for all purposes in connection with the relevant Meeting (or any relevant Adjourned Meeting), to be the holder of the Notes to which such appointment relates and the relevant Noteholder shall be deemed for such purposes not to be the holder.

(e)	Only DTC Direct Participants may submit Forms of Sub-Proxy. Beneficial Owners who are not Direct Participants in DTC must contact their broker, dealer, commercial bank, custodian, trust company or accountholder, or other intermediary or nominee to arrange for the Direct Participant in DTC through which they hold Notes to submit a Form of Sub-Proxy on their behalf to be received by the Information and Tabulation Agent on or prior to the Expiration Time (and, in order to be eligible to receive the Early Consent Fee, to be so received on or on or prior to the Early Consent Deadline). The Beneficial Owners of Notes that are held in the name of a broker, dealer, commercial bank, custodian, trust company or accountholder, or other intermediary or nominee should contact such entity sufficiently in advance of the Early Consent Deadline or Expiration Time, as applicable, if they wish to vote on the Extraordinary Resolution, to check whether such intermediary will apply different deadlines for participation to those set out below and, if so, should follow those deadlines.

(f)	A DTC Direct Participant or Beneficial Owner wishing to participate in the Consent Solicitation must submit, or arrange to have submitted on its behalf, at or before the Expiration Time (and, in order to be eligible to receive the Early Consent Fee, on or prior to the Early Consent Deadline) a duly completed Form of Sub-Proxy to the Information and Tabulation Agent in the manner specified herein.

(g)	Each Beneficial Owner or Direct Participant of DTC acknowledges and agrees that submitting a Form of Sub-Proxy constitutes its written consent to vote on the Extraordinary Resolution, and shall form part of the form of sub-proxy, appointing the Information and Tabulation Agent or any employees nominated by it as sub-proxy to attend, and to cast the votes corresponding to the Notes which are the subject of the Form of Sub-Proxy in accordance therewith at, the relevant Meeting.

(h)	The delivery of Forms of Sub-Proxy by a DTC Direct Participant will be deemed to have occurred upon receipt by the Information and Tabulation Agent of a valid Form of Sub-Proxy (which is medallion guaranteed).

(i)	DTC Direct Participants who have submitted Form of Sub-Proxy in respect of Notes should not transfer their holdings of such Notes prior to the Record Date. However, in the event that the principal amount of Notes in respect of which a Form of Sub-Proxy was issued by a single DTC Direct Participant exceeds the aggregate holding of such DTC Direct Participant on the Record Date as evidenced by the Omnibus Proxy, any votes in excess of the aggregate holding of such DTC Direct Participant will not be taken into account, provided that the time of receipt of the Form of Sub-Proxy the Information and Tabulation Agent shall determine the priority of votes that will be taken into account for the purposes of the Meeting (with Forms of Sub-Proxy received first taking precedence).

(j)	DTC Direct Participants or Beneficial Owners who have not submitted or delivered or arranged for the submission or delivery of a Form of Sub-Proxy as provided above but who wish to attend and vote at the relevant Meeting or appoint someone else to do so should issue, or (if a Beneficial Owner) request that the relevant Direct Participant of DTC issue, a Form of Sub-Proxy naming either it or such other person in accordance with the voting and quorum procedures set out herein. Such Noteholders, DTC Direct Participants or Beneficial Owners will not be eligible to receive any Consent Fee.

(k)	Form of Sub-Proxy must be medallion guaranteed and delivered to the Tabulation Agent as is set out in the paragraph entitled “DTC Execution Requirements”.

DTC Execution Requirements

(a)	In order for a Form of Sub-Proxy to be effective, it must be properly executed and received by the Information and Tabulation Agent on or prior to the Expiration Time, (and, in order to be eligible to receive the Early Consent Fee, to be so executed and received on or prior to the Early Consent Deadline).

(b)	Each DTC Direct Participant wishing to submit a Form of Sub-Proxy must complete, sign and date the Form of Sub-Proxy in accordance with the instructions set forth herein and therein, have the signature thereon medallion guaranteed and send a PDF version of the Form of Sub-Proxy by email to O1properties@lucid-is.com. A signature guarantee must be recognised by a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

The Early Consent Deadline is 4:00 p.m. (London time), 29 December 2020 and the Expiration Time is 4:00 p.m. (London time), 4 January 2021 (being 48 hours before the time fixed for the Original Meeting).

The Consent Solicitation will expire at 4.00 p.m. London time on 4 January 2021, unless extended or earlier terminated by the Issuer in its sole discretion. Subject to applicable law and the terms of Schedule 3 of the Trust Deed, Forms of Sub-Proxy may be withdrawn by a Noteholder acting on its own account or on behalf of a Beneficial Owner on or prior to the Early Consent Deadline or the Expiration Time (as the case may be).

The procedures for delivering consents described above are referred to herein collectively as the “DTC Consent Procedures”. The delivery of a Form of Sub-Proxy pursuant to the Consent Solicitation in accordance with the DTC Consent Procedures will constitute (a) an agreement between the Noteholder and the Issuer in accordance with the terms and subject to the conditions of the Consent Solicitation and (b) the consent of the Noteholder to the terms of the Consent Solicitation.

Quorum and Adjournment

The Extraordinary Resolution may only be considered at the Meeting if the Meeting is quorate. The Meeting will be quorate if two or more persons being entitled to vote (whether as a Noteholder or as proxy or representative) are present at the Meeting who hold or represent the requisite principal amount of outstanding Notes for the quorum requirement (“Original Meeting”). If the Meeting is not quorate, it will be adjourned to a later time and date (“Adjourned Meeting”).

If within 15 minutes after the time appointed for the Meeting, a quorum is not present, the Meeting shall be adjourned for such period, not being less than 14 days and not more than 42 days, as may be appointed by the Chairman of the Meeting either at or after the Meeting.

The quorum requirement for the Original Meeting is two or more persons present holding Notes or being proxies or representatives and holding or representing in the aggregate two-thirds in principal amount of the Notes for the time being outstanding.

The quorum requirement for the Adjourned Meeting is two or more persons present holding Notes or being proxies or representatives and holding or representing in the aggregate not less than 25 per cent. of the principal amount of the Notes for the time being outstanding.

Voting

Each question submitted to the Meeting shall be decided by a poll.

A poll shall be taken in such manner and (subject as provided below) either at once or after such adjournment as the chairman directs. The results of the poll shall be deemed to be the resolution of the Meeting as at the date it was taken. A demand for a poll shall not prevent the Meeting continuing for the transaction of business other than the question on which it has been demanded.

A poll demanded on the election of the chairman or on a question of adjournment shall be taken at once.

At the Meeting, every person who is so present shall have one vote in respect of U.S.$1,000 in principal amount of each Note so held or owned or in respect of which he is a proxy, sub-proxy or representative.

The holder of the Regulation S Global Note will be treated as being two persons for the purposes of any quorum requirements of, or the right to demand a poll at, the Meeting, and in the Meeting as having one vote in respect of each Note for which the Regulation S Global Note is exchangeable.

The holder of the Rule 144A Global Note will be treated as being two persons for the purposes of any quorum requirements of, or the right to demand a poll at, the Meeting and in the Meeting as having one vote in respect of each Note for which the Rule 144A Global Note is exchangeable.

Any vote given in accordance with the terms of a form of proxy shall be valid notwithstanding the previous revocation or amendment of the form of proxy or any of the Noteholders’ instructions pursuant to which it was executed, provided that no intimation in writing of such revocation or amendment shall have been received by the Principal Paying Agent at its registered office or by the chairman of the Meeting, in each case at least 48 hours before the commencement of the Meeting.

In case of equality of votes the chairman of the Meeting shall have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a Noteholder, proxy or representative.

Extraordinary Resolution

For the Extraordinary Resolution to be duly passed, it must be passed at a quorate meeting of the Noteholders duly convened and held in accordance with the provisions of Schedule 3 of the Trust Deed by the affirmative vote of holders of outstanding Notes present in person or represented by proxy or representative owning in the aggregate not less than two-thirds in principal amount of the outstanding Notes owned by the Noteholders who are so present or represented at the Meeting. The effectiveness of the Extraordinary Resolution is conditional upon the Holders of at least the majority in principal amount of the Notes having voted in favour of the Extraordinary Resolution in accordance with Schedule 3 of the Trust Deed.

If passed and effective, the Extraordinary Resolution will be binding upon all Noteholders, whether or not they were present or represented at the Meeting and whether or not they voted at the Meeting.

Notice of Results

This notice, and any non-contractual obligations arising out of or in connection with it, is governed by, and shall be construed in accordance with, English law.

Noteholders who wish to obtain further information should contact the Information and Tabulation Agent:

Lucid Issuer Services Limited

Tankerton Works
12 Argyle Walk
London WC1H 8HA
United Kingdom

Attention: Arlind Bytyqi

Telephone: +44 (0) 20 7704 0880

Email: O1properties@lucid-is.com

The Principal Paying Agent with respect to the Notes is as follows:

The Bank of New York Mellon, London Branch

One Canada Square

London El4 5AL

United Kingdom

Fax: +44 1202 689660

Attention: Corporate Trus December t Administration

The Registrar with respect to the Notes is as follows:

The Bank of New York Mellon (Luxembourg) S.A.

Vertigo Building — Polaris,

2-4 rue Eugene Ruppert,

L-2453, Luxembourg

Email: Luxmb_SPS@bnymellon.com

Fax: +(352)24524204

This notice is given by:

O1 Properties Finance Plc

10 December 2020